UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192

(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

11 West 42nd Street
New York, New York 10036
(Address of registrant's principal executive office)

Registrant's telephone number, including area code: (212) 771-0505

505 Fifth Avenue
New York, New York 10017
(Former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 27, 2011, the Audit Committee of the Board of Directors of CIT Group Inc., (the “Company”) determined, based on the recommendation of management, that the Company should restate its financial statements for each of the first three quarters of 2010. This restatement is to correct for errors found by the Company subsequent to filing its Form 10-Q for the quarter ended September 30, 2010 that relate primarily to the application of Fresh Start Accounting (FSA). As a result of these errors, when combined with certain other errors that were corrected in revised financial information for the quarters ended March 31, 2010 and June 30, 2010 that were included in the Company’s Form 10-Q for the quarter ended September 30, 2010, the Audit Committee also determined on January 27, 2011 that the previously issued financial statements for each of the first three quarterly periods of 2010 should no longer be relied upon. The financial statements for these quarterly periods were unaudited. On February 2, 2011, the Company issued a press release announcing that it will restate its financial statements for each of the first three quarters of 2010 and that it will revise its December 31, 2009 balance sheet. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

The effect of the restatement from the revised results that were included in the Company’s September 30, 2010 Form 10-Q is an increase in net income of approximately $25 million for the nine months ended September 30, 2010, resulting in net income of approximately $445 million for that period. Net Income for the quarters ended March 31st and June 30th of 2010 will increase by approximately $30 million and $10 million, respectively, and net income for the quarter ended September 30, 2010 will decrease by approximately $15 million. The December 31, 2009 balance sheet will also be revised. The combined impact of these changes is an increase of approximately $0.10 per share to the previously reported book value and no change to the previously reported tangible book value, both as of September 30, 2010.

The restatement of the quarterly financial results will be made in connection with the filing of CIT’s 2010 Form 10-K and will include both these corrections as well as the revisions reported in the third quarter Form 10-Q.

The restatement is being made to correct for errors found by management subsequent to the filing of the Company’s third quarter Form 10-Q that relate primarily to the application of Fresh Start Accounting. Errors in the initial allocation of FSA adjustments to specific contracts at December 31, 2009 affected finance receivables, deposits, intangible assets and other assets at that date and the subsequent accretion and amortization of those adjustments in 2010. In addition, incorrect changes to FSA accretion and amortization schedules, which were made due to changes in the status of the associated asset or liability, also affected accretion and amortization in 2010.

The restatement also includes a correction to consolidate a variable interest entity (VIE) in connection with the implementation of new consolidation accounting guidance (ASC 810-10) at the beginning of 2010 and adjustments to the timing of recognition of certain tax items. The consolidation of the VIE increased net finance receivables by approximately $435 million, restricted cash by over $20 million and debt by approximately $465 million and had a minimal benefit to net income. The net effect of these corrections also resulted in an increase of approximately $15 million to goodwill at December 31, 2009 and subsequent periods.

In connection with the restatement, management has determined that deficiencies in internal control over financial reporting related to FSA, in the initial allocation of fair value adjustments and their subsequent recognition in income, should have been classified as a material weakness with regard to the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010. In the fourth quarter of 2010, management has enhanced its internal control over financial reporting relating to FSA. Management is in the process of evaluating the effectiveness of its internal control over financial reporting as of December 31, 2010.

Management and the Audit Committee of the Board of Directors have each discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release issued by CIT Group Inc. on February 2, 2011 announcing that it is restating earnings for the first three quarters of 2010.

     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By: /s/ Scott T. Parker

Scott T. Parker
Executive Vice President and
Chief Financial Officer

Dated: February 2, 2011